                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)
                                      OF
                      American Residential Services, Inc.
                                      AT
                          $5.75 Net Per Share in Cash
                                      BY
                        SVM M9 Acquisition Corporation
                           a Wholly-Owned Subsidiary
                                      OF
                           The ServiceMaster Company

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M. NEW YORK CITY TIME
           ON MONDAY, APRIL 26, 1999, UNLESS THE OFFER IS EXTENDED.

March 29, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

   We have been appointed by SVM M9 Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of The ServiceMaster Company, a Delaware corporation ("Parent"), to act as Information Agent in connection with an offer by Purchaser to purchase all outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), including the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), of American Residential Services, Inc., a Delaware corporation (the "Company"), at $5.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 29, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 22, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Offer to Purchase. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn on or prior to the Expiration Date (as defined in the Offer to Purchase) such number of Shares that would constitute at least 52 percent of the outstanding Shares on the date Shares are accepted for payment. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See Section 14 of the Offer to Purchase.

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold shares in their own names, we are enclosing the following documents:

     1. Offer to Purchase, dated March 29, 1999;

     2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to the Depositary (as defined in the Offer to Purchase), or if the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date (as defined in the Offer to Purchase);

     4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining the instructions of such clients with regard to the Offer;

     5. A Solicitation/Recommendation Statement on Schedule 14D-9, dated March 29, 1999, which has been filed by the Company with the Securities and Exchange Commission;

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. A return envelope addressed to Harris Trust Company of New York, as Depositary.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for Shares which are validly tendered and not withdrawn on or prior to the Expiration Date when, as and if Purchaser gives oral or written notice to the Depositary of the acceptance by Purchaser of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the account of the Depositary at The Depository Trust Company, pursuant to the procedures described in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

   Neither Purchaser nor ServiceMaster will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed for customary mailing and handling expenses incurred by them in forwarding the enclosed materials to their customers.

   Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M. NEW YORK CITY TIME ON MONDAY, APRIL 26, 1999, UNLESS THE OFFER IS EXTENDED.

   In order to tender Shares pursuant to the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

   If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer on or prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

   Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed documents may be obtained from the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          D.F. King & Co., Inc.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.